                                                                   EXHIBIT 10.34

                                  AGREEMENT &
                                  -----------
                                  FINAL RELEASE
                                  -------------

     This Agreement made and entered into this 1st day of February, 2002 by and between Mannatech(TM) Incorporated ("Mannatech"), a Texas corporation with its principle place of business located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and Ray Robbins, individually and as president of Robbins Enterprises, Inc. (collectively, "Robbins) whose principal place of business is located at 2201 Ingleside, Grand Prairie, Texas 75050 (hereinafter collectively, the "Parties").


                                   WITNESSETH:
                                   -----------

     WHEREAS, Mannatech is in the business of operating a network marketing company which sells a proprietary line of dietary supplements, cosmetics and over-the-counter products ("Products") and which compensates its distributors ("Associates") by a defined compensation plan in the United States, Canada, Australia, Japan and the United Kingdom;

     WHEREAS, in connection with the development of the Mannatech business, the Parties have previously entered into various written agreements including those entered into on April 14, 1994 (Exhibit "A"), March 23, 1995 (Exhibit "B"), May 14, 1997 (Exhibit "C"), June 24, 1999 (Exhibit "D") and July 19, 2000 (Exhibit "E") (collectively, the "Prior Agreements") all of which are incorporated by reference and merged herein;

     WHEREAS, the Parties desire to enter into this Settlement and Release Agreement ("Agreement") to provide, among other things, for certain obligations in full settlement and discharge of all claims and actions Robbins had or may have pertaining to the subject matter hereof and the Parties are further desirous of amending such Prior Agreements between them into this the final Agreement;

     WHEREAS, Robbins is highly respected in the network marketing field and Mannatech is desirous of continuing to utilize his expertise as a consultant to build motivate, educate and build its downline organization;

     WHEREAS, in connection with the development of its business, Mannatech has previously entered into a confidential relationship with Robbins whereby Robbins has acquired and will continue to acquire an intimate knowledge of Mannatech's business and will obtain or has obtained specialized skills. Mannatech will continue to permit or has permitted Robbins to have access to and to utilize its CONFIDENTIAL INFORMATION (as defined herein) and various trade secrets belonging to Mannatech, including without limitation, marketing programs, business relationships, customer lists and other compilations of information developed by Mannatech and essential to its business and Mannatech is desirous of protecting its CONFIDENTIAL INFORMATION; and

     WHEREAS, Robbins is key to the business of Mannatech and Mannatech will provide or has provided Robbins with access to such CONFIDENTIAL INFORMATION and trade secrets of Mannatech, Robbins has agreed to enter into this Agreement with Mannatech;

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     NOW, THEREFORE, promises considered, and in consideration of the covenants, releases, payments and obligations of the Parties herein, the Parties agree as follows:


                                    ARTICLE I
                                PRIOR AGREEMENTS
                                ----------------


1.1 AMENDMENT. This Agreement supersedes all prior oral and written agreements between the Parties of any and every nature whatsoever, including, with specificity the Prior Agreements and any other agreements for additional compensation, benefits and stock except as embodied in this Agreement. Nothing herein shall be construed to alter or amend the obligations created under any Associate agreement, which creates an Associate position in the Mannatech downline of which Robbins is a party, including any compensation due to Robbins as an Associate under Mannatech's compensation plan, as it is currently in effect and modified from time-to-time and the obligation of Mannatech to reimburse or pay Robbins' reasonable travel expenses in connection with Mannatech business.

1.2 GRANDFATHERED POSITIONS. The Parties previously agreed to designate positions 6103 and 994 at Platinum Presidential status. However, because of various delays in integrating these positions into Mannatech's Enterprise computer system ("Enterprise") for reasons beyond Mannatech's control and without an admission of liability, the Parties have agreed that Mannatech shall designate ("grandfather") positions 268, 328, 741, and 947 at Platinum Presidential status (collectively "Grandfathered Positions") effective Business Period 1 (2002). Robbins understands and agrees that the Grandfathered Positions will not be entered into the Enterprise until on or about February 2002, and any and all commissions then due will be automatically generated through Enterprise. Robbins shall properly pay, when due, any and all tax liability resulting from and due any taxing authority on account of the effect of this Agreement, and shall indemnify and hold Mannatech harmless from the same.

1.3 PRIOR PAYMENT OF COMMISSIONS. Mannatech has used its best efforts to manually compute any and all commissions due Robbins and for which Robbins has been paid from November 2000 to December 31, 2001 for positions 6103 and 994 ("Prior Payments") . The Parties agree that all Prior Payments made to Robbins under the terms of the July 19, 2000 agreement are final as of the close of Business Period 13 (2001) and no further payments are due; and Robbins further agrees to discharge any obligation of Mannatech to grandfather positions 6103 and 994.

1.4 RELEASE. Robbins for himself and his respective representatives, successors and assigns, hereby fully, completely and finally releases and forever discharges Mannatech, its officers, directors, agents, independent sales associates and their heirs, personal representatives, successors and assigns, its attorneys, employees, subsidiaries, successors and assigns from any and all claims, demands, causes of action and liabilities that he has or may have, whether known or unknown, asserted or unasserted, existing as of the date of execution hereof including any liabilities relating to the Prior Agreements.

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                                   ARTICLE II
                            DUTIES & NON-COMPETITION
                            ------------------------

2.1.1 ROBBINS DUTIES. Robbins agrees that:
     2.1.2 His duties shall be those assigned and agreed to between Mannatech and himself from time-to-time, but shall include development of recruiting and Associate downline matters.
     2.1.3 He will serve Mannatech diligently, faithfully and to his ability during the term of this Agreement, which shall be at the will of Mannatech, and which shall further be subject to the announced Policies & Procedures of Mannatech will shall from time-to-time be in effect.
     2.1.4 He shall devote reasonable time, efforts, ability and attention to the business of Mannatech and the performance of his duties, understanding that he is an independent contractor for all purposes, including federal income tax purposes.
     2.1.5 He acknowledges and understands that from time-to-time his duties will require that he work at non-company locations. In such instances, Robbins agrees to comply with all policies, procedures and directives relevant to working at such non-company locations.
     2.1.6 Nothing contained in this Agreement is intended to abrogate or affect the right of Robbins to be paid in accordance with the Compensation Plan, as the same is from time-to-time in effect.
     2.1.7 He shall use his best efforts to ensure that no relative of his, nor any corporation or other entity of which he is an officer, principal, manager director or shareholder or other affiliate, shall take any action that he could not take without violating any term of this Agreement.

2.2 NON-COMPETITION/NON-SOLICITATION. Robbins agrees that in the highly competitive business in which Mannatech is engaged, personal contact is of primary importance in securing new and retaining present Associates and customers. Robbins also agrees that Mannatech has a legitimate interest in maintaining its relationships with its Associates and customers and that it would be unfair for Robbins to solicit the business of Mannatech's Associates and customers in relation to Mannatech's current business and exploit the personal relationships that he has developed with Mannatech's Associates and customers by virtue of his access to them as a result of his close relationship with Mannatech. To the full extent permitted by law following any termination of his relationship with Mannatech Robbins will not, for a period equivalent to his tenure with Mannatech, which at the time of this Agreement is five (5) years:
     2.2.1 Attempt to cause any person, firm or corporation which is a customer of or has a contractual relationship with Mannatech (including its Associates) to terminate such relationship with Mannatech. This provision shall apply regardless of whether such customer has a valid contractual arrangement with Mannatech;
     2.2.2 Attempt to cause any employee of Mannatech to leave such employment;
     2.2.3 Engage any person who was an employee of Mannatech or cause such person otherwise to become associated with Robbins or with any other person, corporation, partnership or other entity with which Robbins may thereafter become associated; or
     2.2.4 Engage in any activity or perform any services competitive with any business conducted by Mannatech in the United States which Mannatech operates, at the time of execution of this Agreement.
     2.2.5 Robbins represents and admits that in the event of termination of his consulting duties for any reason whatsoever, his experiences and capabilities are such that he can obtain engagement in business engaged in other lines and/or of a different

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           nature, and that the enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.
     2.2.6 Robbins acknowledges that at the time that this non-competition covenant is made, that the limitations as to time defined herein and that the limitations as to geographic area are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Mannatech.
     2.2.7 The agreements, noncompetition agreements, nondisclosure agreements, and non-solicitation agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the Agreement. The existence of any claim or cause of action of Robbins against Mannatech, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Mannatech of the covenants and agreements of Robbins contained in the noncompetition, nondisclosure or the non-solicitation agreements herein, If a court of competent jurisdiction determines that any restriction in a clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the fullest extent allowed by law.


2.3 SPECIALIZED TRAINING. Irrespective of the term of this Agreement and in consideration of the promises specified in Article III, Mannatech agrees to provide specialized training and instruction to Robbins for duties in consultation of the Associate downline of Mannatech, recruitment and other matters as may come before the Parties from time-to-time, and agrees to provide specialized training to Robbins for such additional consulting duties as the Parties may in good faith agree in the future. Robbins acknowledges that he will receive special knowledge and specialized training from Mannatech, included in which is the CONFIDENTIAL INFORMATION identified in Article III. Robbins further acknowledges that training provided by Mannatech and the CONFIDENTIAL INFORMATION is valuable to Mannatech and, therefore, Mannatech's investment in the training and the protection and maintenance of the CONFIDENTIAL INFORMATION constitutes a legitimate interest to be protected by Mannatech by the covenants not to compete in Article 2.2.


2.4 DUTY OF GOOD FAITH & LOYALTY. Robbins acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Mannatech. In keeping with these duties, Robbins shall make full disclosure to Mannatech of all business opportunities pertaining to Mannatech's present business and shall not appropriate for his own benefit business opportunities concerning such business. The Parties further agree that during the term of this Agreement and thereafter, they will not disparage each other or their respective Affiliates.

     2.4.1 MANNATECH'S DUTIES. Irrespective of the term of engagement as a consultant, and in consideration of the promises in this Article, Mannatech agrees to provide specialized training as specified herein and to provide Robbins with access to Mannatech's software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other

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           CONFIDENTIAL INFORMATION which is regularly used in the operation of the business of Mannatech as is relevant to Robbins' engagement in the opinion of Mannatech.
     2.4.2 To continue to refer to Robbins in all corporate literature and presentations as a "founder" of Mannatech and member of the Board of Directors for so long as he holds such a position.




                                   ARTICLE III
                            CONFIDENTIAL INFORMATION
                            ------------------------

     3.1 CONFIDENTIAL INFORMATION. Prior to and after execution hereof, Robbins will have been given access to Mannatech's CONFIDENTIAL INFORMATION concerning Products and the business operations of Mannatech. For purposes of this Agreement "CONFIDENTIAL INFORMATION" shall mean and include information disclosed to Robbins or known by Robbins and, not generally known in Mannatech's industry, or otherwise known to Robbins or received from a source other than Mannatech about Mannatech's products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.
     3.2 Robbins acknowledges that he has had and will continue to have a close, personal and special influence with Mannatech's customers and will be acquainted with all of Mannatech's business, particularly Mannatech's CONFIDENTIAL INFORMATION concerning the business of Mannatech and its affiliates.
     3.3 Robbins recognizes that his relationship with Mannatech is one of the highest trust and confidence by reason of Robbins's access to the CONFIDENTIAL INFORMATION and Robbins agrees to use his best efforts and will exercise utmost diligence to protect and safeguard the CONFIDENTIAL INFORMATION.
     3.4 Except as may be required by Mannatech or with the express written permission of Mannatech, Robbins shall not, either during his relationship with Mannatech or at any time thereafter, directly or indirectly, download, print out, copy, remove from the premises of Mannatech, use for his own benefit or for the benefit of another, or disclose to another, any CONFIDENTIAL INFORMATION of Mannatech, its customers, contractors, or any other person or entity with which Mannatech has a business relationship.
     3.5 Robbins agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports or other documents or similar items made or compiled by Robbins, made available to him or otherwise coming into his possession concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by Mannatech concerning the CONFIDENTIAL INFORMATION or concerning any other business or activity of Mannatech shall remain at all times the property of Mannatech and shall be delivered to Mannatech at any other time upon request. Robbins further agrees, that if requested by Mannatech to do so, he will sign an

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          appropriate list of any and all CONFIDENTIAL INFORMATION of Mannatech of which he has knowledge about or which he has acquired information.
     3.6 Robbins acknowledges that the violation of any of the provisions of this provision will cause irreparable loss and harm to Mannatech which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, Mannatech will be entitled, without posting bond or other security, to injunctive and other equitable relief to enforce the provisions of this section but no action for any such relief shall be deemed to waive the right of Mannatech to an action for damages.



                                   ARTICLE IV
                            ASSIGNMENT OF INVENTIONS
                            ------------------------

     4.1 PROPRIETARY INFORMATION. Robbins agrees to promptly disclose to Mannatech and hereby assigns to Mannatech or its designee, its assigns, successors or legal representatives, all right, title and interest in and to any and all patents, formulae, inventions, processes, designs, software, firmware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the "Proprietary Information") whatsoever, conceived, developed or completed by Robbins during the course of his engagement as a consultant, or using Mannatech's time, data, facilities and/or materials, provided the subject matter of the Proprietary Information is within the scope of his duties and responsibilities as one in Robbins' position with Mannatech or occurs as a result of his knowledge of a particular interest of the corporation.
     4.2 Robbins agrees to assist Mannatech at any time during his engagement with Mannatech, or after termination of his engagement with reimbursement by Mannatech for all expenses incurred in the preparation, execution and delivery of any assignments, disclosures, patent applications, or papers within the scope and intent of this Agreement required to obtain patents or copyrights in the Proprietary Information in this or a foreign country and in connection with such other proceedings as may be necessary to transfer title to Mannatech, its assigns, successors, or legal representatives.


                                    ARTICLE V
                                    ---------
                                  MISCELLANEOUS
                                  -------------

     5.1 PROMOTIONAL MATERIALS. As long as Robbins remains an Associate of Mannatech and without further remuneration, Mannatech shall have the right to use Robbins's name, voice, likeness, and similar characteristics for the purposes of advertising, promoting, selling and otherwise merchandising the company and its Products in the United States and all other countries in which Mannatech conducts business. During the term of this Agreement, Mannatech shall be the sole owner and have use and control of all promotional materials and trade literature ("PROMOTIONAL MATERIALS") produced for Mannatech bearing Robbins's image, likeness, voice or name. Mannatech shall be free to dispose of and treat in any way all Promotional Materials as contemplated hereby, including but not limited to selling, advertising, distributing, and permitting use in other mediums without prior approval of Robbins.

     5.2 ENFORCEMENT. It is the express intention of the Parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope

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          permitted by law, it is expressly agreed that such covenant may be reformed or modified by the award or decree, if applicable ("Reformation"). The Reformation shall be governed by a final judgment of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect, even after formation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     5.3 PRIVITY. This Agreement is for the sole benefit of Robbins and Mannatech, its successors and assigns, and no other person shall be deemed to have privity of contract hereunder, nor shall any other person or entity be deemed to be a third-party beneficiary hereunder.

     5.4 AUTHORITY. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

     5.5 ASSIGNMENT. This Agreement and the rights hereunder may not be assigned by any party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding and inure to the benefit of the respective successors, assigns, and legal representatives of the Parties.

     5.6 AGREEMENT TO PERFORM NECESSARY ACTS. The Parties agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

     5.7 INJUNCTIVE RELIEF. Robbins recognizes and acknowledges that damages in the event of his breach of certain provisions of this Agreement would be inadequate, and Robbins agrees that Mannatech, in addition to all other remedies it may have, shall have the right to injunctive relief if there is a breach by Robbins of any one or more of the provisions contained herein

     5.8 NOTICES. Notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service to the address as first written above.

     5.9 NO AGENCY. This Agreement does not constitute a joint venture or partnership of any kind between Mannatech and Robbins.

     5.10 WAIVER. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any breach of such term or condition.

     5.11 AUTHORITY. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

     5.12 CAPTIONS. The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

     5.13 GOVERNING LAW. The Parties hereto agree that this Agreement shall be governed by the laws of the State of Texas without regard to the conflicts of law principles. The Parties further agree that exclusive jurisdiction and venue to enforce the provisions of this agreement shall be in a state or federal court of appropriate jurisdiction in Dallas County, Texas. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce the Agreement including any further rules provided for emergency or extraordinary relief, as to this Agreement.

     5.14 DISCLOSURE. Each of the Parties agree to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except the financial, tax and legal advisors of the other (and the Board of Directors of Mannatech) unless required to disclose the same to others by legal process, in which event the Party so ordered shall first give notice to the other Party and an opportunity to seek a protective order. This Agreement may be disclosed or appended as an exhibit to any securities filing required to be made by Mannatech. However, after having been so disclosed or appended, Robbins shall have no further duty of confidentiality concerning this Agreement, as set forth in this paragraph.

     5.15 SUBSIDIARIES. Wherever the term Mannatech is referred to in this Agreement, it shall include all subsidiaries of Mannatech even where the term "SUBSIDIARIES" is not explicitly stated in connection with such reference, as such subsidiaries may exist from time to time.

     5.16 ACKNOWLEDGEMENT. Robbins affirms and attests by signing this Agreement that he has read this Agreement before signing it and that he fully understands its purposes, terms, and provisions, which he hereby expressly acknowledges to be reasonable in all respects. Robbins further acknowledges receipt of one (1) copy of this Agreement. Both Parties agree and represent that they are entering this Agreement without coercion and that they have received legal advice from counsel of their choice with regard to this Settlement Agreement and Release.

     5.17 COUNTERPARTS. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument.

                            [Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto, effective as of the ___ day of February, 2002.


RAY ROBBINS, INDIVIDUALLY AND
ON BEHALF OF ROBBINS ENTERPRISES, INC.


/s/ Ray Robbins
-----------------------------



MANNATECH, INCORPORATED
A TEXAS CORPORATION


By:      /s/ Robert M. Henry
         -------------------------
         Robert M. Henry
Its:     Chief Executive Officer




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